[MCMANUS & CO., P.C. LETTERHEAD]

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of this SB-2 Registration Statement of our report dated July 30, 1997 on our review of the financial statements of Eagle Telecom International, Inc. We also consent to the reference to our firm under the captions "Selected Financial Data" and "Experts".

/s/ McMANUS & CO., P.C.
    McManus & Co., P.C.
    Certified Public Accountants
    Morris Plains, New Jersey

    August 11, 1997